As filed with the Securities and Exchange Commission on     , 1994
                            Registration No. 33-. . .. . . . .

                    SECURITIES AND EXCHANGE COMMISSION
                                 FORM S-3
          REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                         VALERO ENERGY CORPORATION
          (Exact name of registrant as specified in its charter)
           Delaware                          74-1244795
(State or other jurisdiction of           (I.R.S. Employer
incorporation or organization)           Identification No.)
                          530 McCullough Avenue
                        San Antonio, Texas  78215
                             (210) 246-2000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          RAND C. SCHMIDT, ESQ.
                                Secretary
                          530 McCullough Avenue
                        San Antonio, Texas 78215
                             (210) 246-2000
        (Name, address, including zip code, and telephone number,
               including area code, of agent for service)
                                Copy to:
                          R. JOEL SWANSON, ESQ.
                          Baker & Botts, L.L.P.
                              910 Louisiana
                             One Shell Plaza
                       Houston, Texas  77002-4995
     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. (The box is checked.)

CALCULATION OF REGISTRATION FEE

                                                        Proposed
                                       Proposed         maximum
Title of each                          maximum          aggregate    Amount of
class of securities   Amount to be     offering price   offering     registration
to be registered      registered<F1>   per unit<F2>     price<F2>    fee<F1>

Debt Securities       $250,000,000<F3> 100%<F4>         $250,000,000 $86,207

<F1>
Does not include $34,000,000 aggregate principal amount of the Registrant's Debt Securities that were previously registered under its Registration Statement on Form S-3 (Registration No.
33-45457) and remain unsold as of the date hereof. As permitted by Rule 429 under the Securities Act of 1933, the Prospectus filed as part of this Registration Statement on Form S-3 will also be used in connection with the offering of such previously registered and unsold Debt Securities and the Debt Securities covered hereby.
The registration fee specified in the table has been computed on the basis of $250,000,000 principal amount of Debt Securities covered hereby, prior to including the previously registered and unsold Debt Securities referred to above. The requisite registration fee with respect to such previously registered and unsold Debt Securities was paid upon the filing of the Registration Statement on Form S-3 (Registration No. 33-45457).

<F2>
Estimated solely for the purpose of calculating the registration fee.

<F3>
If any Debt Securities are issued at an original issue discount, such greater amount as shall result in the Debt
Securities having an aggregate maximum public offering price of $250,000,000.

<F4>
Unless otherwise specified in a Prospectus Supplement.

    The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The Prospectus in this Registration Statement also relates to Registration Statement No. 33-45457.

              Subject to completion, dated November 10, 1994


PROSPECTUS                     $284,000,000

[Logo]                   VALERO ENERGY CORPORATION

                              Debt Securities



     Valero Energy Corporation (the "Company") may from time to time offer or solicit offers to purchase its unsecured debt securities consisting of debentures, notes or other unsecured evidences of indebtedness in one or more series ("Debt Securities"), having an aggregate initial offering price not to exceed US$284,000,000 at prices and on terms to be determined at the time of offering.

     All specified terms of the offering and sale of the Debt Securities will be set forth in one or more supplements to this Prospectus ("Prospectus Supplement"), including the title, aggregate principal amount, denominations, maturity, rate of interest (if any, which may be fixed or variable) or method of calculation thereof, and time of payment of any interest, the coin or currency in which principal, premium and interest (if any) will be payable, any terms for redemption or extension of maturity at the option of the Company or the holder, any terms for sinking fund payments, any conversion or exchange rights, any listing on a securities exchange, the initial public offering price and any other terms in connection with the offering and sale of the Debt Securities. The Debt Securities will rank equally with all other unsecured, unsubordinated indebtedness of the Company. See "Description of Debt Securities."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The Debt Securities may be sold directly to purchasers or through underwriters, dealers or agents. The Prospectus
Supplement will set forth the names of any underwriters, dealers or agents involved in the sale of the Debt Securities, the amounts, if any, to be purchased by underwriters, and the compensation of such underwriters, dealers or agents. The net proceeds to the Company from sales of Debt Securities will be set forth in the Prospectus
Supplement and will be the purchase price of the Debt Securities less attributable issuance expenses, including underwriters', dealers' or agents' compensation arrangements. See "Plan of Distribution" for indemnification arrangements for underwriters, dealers and agents.



  This Prospectus may not be used to consummate sales of Debt
Securities unless accompanied by a Prospectus Supplement.



                                       , 1994.

[The following language shall appear in red ink along the left margin of the outside front cover page of the Prospectus:]


Information contained herein is subject to completion or amendment.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                           AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange
Act"), and in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements, and other information filed by the Company can be inspected and copied at the Public Reference Room of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the public reference facilities maintained by the Commission at Seven World
Trade Center, Suite 1300, New York, New York  10048 and at Room
1400, Northwestern Atrium Center, 500 West Madison Street,
Chicago, Illinois 60661. Copies of the materials can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.
Documents filed by the Company can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which exchange certain of the Company's securities are listed.

     This Prospectus constitutes a part of a Registration
Statement on Form S-3 (the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended
(the "Securities Act"), relating to the securities offered hereby. This Prospectus also relates to an earlier Registration Statement on Form S-3 (Registration No. 33-45457, filed February 4, 1992).
This Prospectus omits certain of the information contained in the Registration Statements, as permitted by the Commission's rules and regulations, and reference is hereby made to each Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the securities offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statements or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company hereby incorporates into this Prospectus by reference its Annual Report on Form 10-K for the year ended
December 31, 1993 (the "Form 10-K"), its Quarterly Reports on
Form 10-Q for the quarters ended March 31, 1994, June 30, 1994, and September 30, 1994 and its Current Report on Form 8-K dated May
31, 1994.

     All documents subsequently filed by the Company pursuant to
Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, subsequent to the date of this Prospectus and prior to the termination of the offering made hereby, shall be deemed incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of the filing of those documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Any person receiving a copy of this Prospectus may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, except for the exhibits to those documents (other than the exhibits expressly incorporated by reference into the information that this Prospectus incorporates). Written requests should be directed to: Investor Relations, Valero Energy Corporation, P.O. Box 500, San Antonio, Texas 78292-0500 (telephone 210-246-2000).


     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS, IF ANY,
MAY OVERALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN
THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY AT A LEVEL
ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON ANY EXCHANGES ON WHICH THE
SECURITIES ARE LISTED, IN THE OVER-THE-COUNTER MARKET OR
OTHERWISE.  SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                THE COMPANY

     The Company was incorporated under the laws of the State of Delaware in 1955 and became a publicly held corporation in 1979. Its principal executive offices are located at 530 McCullough Avenue, San Antonio, Texas 78215 and its telephone number is
(210) 246-2000.

     Through subsidiaries, the Company engages in three principal businesses: petroleum refining, natural gas operations and processing of natural gas for the extraction of natural gas liquids ("NGLs"). The Company's subsidiary, Valero Refining Company, owns a specialized petroleum refinery (the "Refinery") in Corpus
Christi, Texas, and engages in petroleum refining and marketing operations. The Refinery can produce approximately 153,000 barrels per day of refined products, with gasoline and gasoline-related products comprising approximately 85% of the Refinery's throughput.

     Through Valero Natural Gas Company ("VNGC") and its subsidiaries, the Company owns and operates natural gas pipeline systems with approximately 8,000 miles of mainlines, lateral lines and gathering lines principally serving Texas intrastate markets. The Company also markets gas throughout the United States and into Mexico and provides gas transportation services to third parties. Through VNGC, the Company also owns and operates 11 natural gas processing plants in Texas which extract NGLs comprised of ethane, propane, butanes and natural gasoline. The Company's plants process approximately 1.3 billion cubic feet of gas per day.

     VNGC's natural gas and NGL operations are conducted primarily through Valero Natural Gas Partners, L.P. and its subsidiaries (the "Natural Gas Partnership"). Effective May 31, 1994, the Company acquired through a merger (the "Merger") the approximate 51% effective equity interest in the Natural Gas Partnership previously owned by the public. As a result of the Merger, the Company changed its method of accounting for its investment in the Natural Gas Partnership from the equity method to the full consolidation method as of May 31, 1994.

                    RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth for the periods indicated the ratio of earnings to fixed charges for the Company. The ratio of earnings to fixed charges is computed by dividing (i) the sum of pretax income, amortization of previously capitalized interest, distributions in excess of/(less than) equity in earnings of the Natural Gas Partnership (prior to the Merger) and fixed charges
(excluding capitalized interest) by (ii) fixed charges. Fixed charges consist of total interest, whether expensed or capitalized, amortization of debt expense and one-third of rents, which is deemed representative of the interest portion of rental expense.

                            Nine Months Ended                 Year Ended
                            September 30, 1994             December 31, 1993               Year Ended December 31,

                         Pro Forma<F1>  Historical        Pro Forma<F1> Historical         1992   1991   1990   1989

Ratio of Earnings to
  Fixed Charges.         1.35x           2.00x            1.62x         2.04x              3.36x  4.00x  5.75x  3.50x

<F1>
Assuming that the Company owned 100% of the Natural Gas
Partnership during the period indicated.

                              USE OF PROCEEDS

     The Debt Securities may be offered by the Company from time to time when the Company determines that market conditions are favorable. Unless otherwise indicated in the applicable
Prospectus Supplement, the net proceeds from the sale of the Debt Securities will be added to the Company's funds and used for general corporate purposes, including the repayment of existing indebtedness, financing of capital projects and additions to working capital.
The Company expects that it will raise additional funds from time to time through equity or debt financings, including borrowings under bank credit agreements.

                    DESCRIPTION OF THE DEBT SECURITIES

     The following description of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement (the "Offered Debt Securities") and the extent, if any, to which these general provisions do not apply to the Offered Debt Securities will be described in the Prospectus Supplement relating to the Offered Debt Securities. The Offered Debt Securities may contain any terms and provisions not inconsistent with the Indenture (hereinafter defined).

     The Debt Securities to which this Prospectus relates will be issued under an Indenture, dated as of March 30, 1992, as supplemented and amended by a First Supplemental Indenture (the "First Supplemental Indenture") dated as of November ___, 1994
(the "Indenture"), between the Company and Bankers Trust Company, as trustee (the "Trustee"). The Indenture is filed as an exhibit to the Registration Statement. The following summary of certain provisions of the Indenture do not purport to be complete and are subject to and are qualified in their entirety by reference to all the provisions of the Indenture, including its definitions of certain capitalized terms used herein. Numerical references in parentheses below are to sections in the Indenture.

General

     The Indenture does not limit the amount of Debt Securities that may be issued thereunder. Debt Securities may be issued under the Indenture from time to time in one or more series up to the aggregate principal amount that may be authorized by the Company.
All Debt Securities will be unsecured and will rank pari passu with all other unsecured, unsubordinated indebtedness of the Company. Unless otherwise specified in the Prospectus Supplement, the principal and any premium and interest on the Debt Securities will be payable in U.S. Dollars.

     The Company is primarily a holding company and the Debt
Securities will not be guaranteed by any of the Company's subsidiaries. Thus, the ability of the Company to pay the principal of and any premium and interest on the Debt Securities is largely dependent upon the receipt by the Company of dividends or other payments from its subsidiaries. Certain of the Company's subsidiaries are parties to agreements containing net worth maintenance covenants or other provisions that restrict the subsidiaries ability to make distributions to the Company. None of the Company's subsidiaries is prohibited by the Indenture from entering into agreements limiting its ability to make distributions to the Company. Furthermore, because the Company's subsidiaries are incorporated in Delaware, they are subject to the restrictions of Delaware law that permit a corporation to pay dividends to its stockholders only out of its surplus or out of its net profits for the current and/or preceding fiscal year. The Company does not believe, however, that existing contractual or statutory restrictions should reduce the level of dividends and other payments that the Company is able to receive from its subsidiaries below the level necessary for the Company to meet all of its debt service obligations, including obligations with respect to any series of Offered Debt Securities.

     The rights of creditors of the Company upon its liquidation, reorganization, or otherwise are necessarily subject to the prior claims of lenders and other creditors of the Company's subsidiaries, except to the extent that claims of the Company itself as a creditor of any of its subsidiaries may be recognized. As a result, the Debt Securities will be structurally subordinated to any indebtedness of the Company's subsidiaries. Except as described below, the Indenture does not limit the amount of other indebtedness or securities that may be issued by the Company or its subsidiaries.

     Reference is made to the Prospectus Supplement regarding the particular series of Offered Debt Securities offered thereby for the following terms: (i) the designation, aggregate principal amount, and authorized denominations of the Offered Debt
Securities; (ii) the purchase price of the Offered Debt
Securities (expressed as a percentage of the principal amount thereof);
(iii) the date or dates on which the Offered Debt Securities will mature; (iv) the rate or rates, if any (which may be fixed or variable), at which the Offered Debt Securities will bear interest or the method by which the rate or rates will be determined; (v) the dates on which any interest will be payable and the record dates for payment of interest; (vi) the coin or currency in which payment of the principal of and any premium or interest on the Offered Debt
Securities will be payable; (vii) the terms of any mandatory or optional redemption (including any sinking fund) or any obligation of the Company to repurchase Offered Debt Securities; (viii) the terms of any option of the Company to extend the stated maturity of the Offered Debt Securities; (ix) whether the Offered Debt
Securities will be issued in whole or in part in the form of one or more temporary or permanent global Debt Securities ("Global
Securities") and, if so, the identity of any depositary for the Global Security or Securities; and (x) any additional provisions or specific terms not inconsistent with the Indenture applicable to the series of Offered Debt Securities, including any additional events of default or specific covenants with respect to the Offered Debt Securities.

     Debt Securities may be presented for exchange, and registered Debt Securities may be presented for transfer, in the manner prescribed in the Indenture, the Debt Securities and the Prospectus Supplement. No service fee will be charged for any registration of transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section
305).

     Principal, premium and interest (if any) will be payable at the office or agency of the Company designated for that purpose in San Antonio, Texas (initially at the offices of the Company), or in New York City (initially at the office of the Trustee). Unless otherwise indicated in the Prospectus Supplement, the Company may act as paying agent for payments of interest (other than interest payable at the stated maturity of the Debt Securities) on the
Debt Securities in San Antonio, Texas.   Payments of interest (other
than interest payable at the stated maturity of the Debt
Securities) may be made at the option of the Company by check mailed to the registered holders. Upon written notice to the Trustee on or before the record date for any interest payment, the interest payment may be made by wire transfer to an account designated by a registered holder of $1 million or more in aggregate principal amount of Debt Securities of a series pursuant to arrangements satisfactory to the Trustee and the Company. Interest, if any, will be payable on any interest payment date to the persons in whose names the Debt Securities are registered at the close of business on the record date (Sections 305, 307 and 1202). Specific details regarding the payment of principal and any premium and interest on any series of Offered Debt Securities will be stated in the Prospectus Supplement.

     Unless otherwise indicated in the Prospectus Supplement relating thereto, the Debt Securities will be issued only in fully registered form, without coupons, in denominations of $1,000 or any integral multiple thereof (Section 302). Some or all of the Debt Securities may be issued as discounted Debt Securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to discounted Debt Securities will be described in any Prospectus Supplement relating thereto.

     Neither the Indenture nor any Debt Securities will contain any provision permitting the holders of the Debt Securities to require prepayment in the event of a change in the management or control of the Company, or in the event the Company enters into one or more highly leveraged transactions, nor are any such events deemed to be events of default under the terms of the Indenture or the Debt
Securities.

Global Securities

     The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with or on behalf of a depositary located in the United States (the "Depositary"). The Depositary and the specific depositary arrangements with respect to any Debt Securities of a series will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all depositary arrangements.

     Unless otherwise specified in an applicable Prospectus
Supplement, Debt Securities that are to be represented by a Global Security to be deposited with or on behalf of the Depositary will be represented by a Global Security registered in the name of the Depositary or its nominee. Upon the issuance of a Global
Security in registered form, the Depositary for the Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by the Global Security to the accounts of institutions that have accounts with the Depositary or its nominee ("participants").
The accounts to be credited will be designated by the underwriters or agents of the Debt Securities or by the Company, if the Debt
Securities are offered and sold directly by the Company.
Ownership of beneficial interests in the Global Securities will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in the Global Securities will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee for the Global
Security. Ownership of beneficial interests in Global Securities by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant.
The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of the securities in definitive form. Such limits and laws may impair the ability to transfer beneficial interests in a Global Security.

     So long as the Depositary for a Global Security in registered form, or its nominee, is the registered owner of the Global Security, the Depositary or nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by the Global Security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in the Global Security will not be entitled to have Debt Securities of the series represented by the Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in definitive form, and will not be considered the owners or holders thereof under the Indenture.

     Payment of principal of, premium and interest (if any) on Debt Securities registered in the name of or held by a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner or the holder of the Global Security representing the Debt Securities. Neither the Company, the Trustee, any paying agent, nor the security registrar for the Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for the Debt Securities, or for maintaining, supervising, or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depositary for Debt Securities of a series represented by a Global Security, upon receipt of any payment of principal, premium, or interest in respect of a permanent Global Security, will credit immediately the participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Security as shown on the records of the Depositary.
The Company also expects that payments by participants to owners of beneficial interests in the Global Security will be governed by standing instructions and customary practices, as is now the customary practice with respect to securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the participants. However, the Company has no control over the practices of the Depositary or the participants and there can be no assurance that these practices will not change.

     A Global Security may be transferred only as a whole by the Depositary for the Global Security to a nominee of such Depositary, or by a nominee of such Depositary to the Depositary or another nominee of the Depositary, or by the Depositary or any nominee to a successor of the Depositary or a nominee of the successor. If a Depositary for Debt Securities of a series is unwilling or unable to continue as Depositary and a successor Depositary is not appointed by the Company within 90 days, the Company will issue
Debt Securities in definitive registered form in exchange for the Global Security or Securities representing the Debt Securities.
In addition, the Company may at any time and in its sole discretion determine not to have any Debt Securities in registered form represented by one or more Global Securities and, in such event, will issue Debt Securities in definitive form in exchange for the Global Security or Securities representing the Debt Securities, whereupon, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of Debt
Securities of the series represented by the Global Security equal in principal amount to its beneficial interest and to have the Debt Securities registered in its name. (Section 304).

Certain Covenants of the Company

     Limitations on Mortgages. The Indenture provides that neither the Company nor any Subsidiary may create or assume any mortgage, lien, pledge, security interest or other encumbrance ("Mortgage") upon any of its assets or upon any stock or indebtedness of any Subsidiary, whether now owned or hereafter acquired (all property and assets of whatever kind or description being referred to herein as "property"), without effectively providing that all Debt Securities then outstanding and thereafter created under the Indenture (together with, if the Company so determines, any other indebtedness or obligation then existing and any other indebtedness or obligation thereafter created ranking equally with the Debt Securities) will be secured equally and ratably with (or prior
to) any Mortgage as long as such Mortgage is so secured. The foregoing restriction does not apply to, among others:

          (i) Mortgages securing all or part of the purchase price of any property (or to refinance all or part of the purchase price within 12 months of the acquisition of the property) or to secure a loan made to enable the Company or a Subsidiary to acquire the property described in the Mortgage;

          (ii) Mortgages existing on any property at the time of its acquisition by the Company or a Subsidiary, whether or not assumed by the Company or a Subsidiary; Mortgages on property acquired or constructed by the Company or a Subsidiary and created not later than 12 months after the acquisition or completion of construction or commencement of full operation of the property, whichever is later; and Mortgages on any property with respect to which the Company or a Subsidiary has made additions, substantial repairs, alterations or improvements and created not later than 12 months after completion thereof; provided, that in the case of any Mortgage described in clause (i) above or this clause (ii), the principal amount of the indebtedness secured by such Mortgage, together with all other indebtedness secured by a Mortgage on the property, does not exceed the purchase price of the property acquired, the cost of the property constructed or the cost of additions, repairs, alterations or improvements, and, except as described in clause (xi) below, such Mortgage does not extend to or cover any property other than the property acquired, constructed, repaired, altered or improved;

          (iii) Mortgages created or assumed by the Company or a Subsidiary on any contract for the sale of any product or service or any rights thereunder or any proceeds therefrom, including accounts and other receivables, related to the operation or use of any property acquired or constructed by the Company or a Subsidiary and created not later than 12 months after the acquisition, or completion of construction, or commencement of full operation of the property, whichever is later;

          (iv) Mortgages existing on any property of an entity at the time it is acquired by the Company or a Subsidiary, whether through merger, consolidation, purchase of assets or otherwise; provided that, except as described in clause (xi) below, the Mortgage does not extend to any other property of the Company or its Subsidiaries;

          (v) Mortgages incidental to the conduct of the business of the Company or its Subsidiaries or the ownership of the property of the Company and its Subsidiaries (including warehousemen's and attorneys' liens, operators' liens, brokers' liens, landlords' liens and liens granted in favor of partnerships or joint ventures or the participants therein) that were not incurred in connection with the borrowing of money (or as payment for property) or the obtaining of advances or credit (other than trade credit, including margin accounts with brokerage firms), and that do not materially interfere with the conduct of the business of the Company and of its Subsidiaries taken as a whole;

          (vi) Mortgages on property of any Subsidiary to secure obligations of the Subsidiary to the Company or to another Subsidiary; provided that the obligation secured thereby is not thereafter assigned, sold or otherwise transferred to a Person other than the Company or a Subsidiary unless otherwise permitted under the Indenture;

          (vii) Mortgages on current assets of the Company or a Subsidiary created to secure indebtedness and letter of credit reimbursement obligations incurred in connection with the extension of working capital financing;

          (viii) Mortgages existing on any property of the Company or any Subsidiary at the date of the Indenture;

          (ix) Mortgages incurred in connection with the borrowing of funds if, within 120 days following the date of such borrowing, the funds are used to repay indebtedness in the same (or greater) principal amount secured by other Mortgages (other than Mortgages referred to in clause (vii) above) on property of the Company or any Subsidiary having a fair market value at least equal to the fair market value of the property that secures the new Mortgage;

          (x) Mortgages incurred within 90 days (or any longer period, not in excess of one year, as permitted by law) after acquisition of the property subject to the Mortgage arising solely in connection with certain transfers of tax benefits;

          (xi) Mortgages on property constituting substitutions or replacements for or accessions to property which is encumbered pursuant to after-acquired property provisions of other permitted
Mortgages; and

          (xii)  Mortgages on any property of the Natural Gas
Partnership or any Subsidiary thereof existing as of the date of the First Supplemental Indenture (or property constituting substitutions or replacements for, or accessions to, property that is encumbered pursuant to after-acquired property provisions of the agreements in accordance with which such Mortgages were granted);

          (xiii) renewals, refundings or extensions of any Mortgage referred to in clauses (i), (ii), (iii), (iv), (viii),
(ix), (x), (xi) or (xii) above; provided that the principal amount of the indebtedness secured is not increased and the Mortgage is limited, except as provided in clause (xi) above, to the same property that secured the prior Mortgage (Section 1205).

     Limitations on Sale and Leaseback Transactions.  The
Indenture provides that neither the Company nor any Subsidiary may enter into any arrangement with any Person (other than the Company or a Subsidiary) providing for the leasing to the Company or a Subsidiary for a period of more than three years of any asset that has been or is to be sold or transferred by the Company or the Subsidiary to such Person or to any other Person (other than the Company or a Subsidiary), and with respect to which the funds have been or are to be advanced by the Person on the security of the leased property (a "Sale and Leaseback Transaction"), unless either (i) the Company or such Subsidiary would be entitled, pursuant to the provisions described under "Limitations on Mortgages" above, to incur debt secured by a Mortgage on the asset to be leased without equally and ratably securing the Debt Securities, or (ii) the Company during or immediately after the expiration of 90 days after the effective date of the transaction applies to the voluntary retirement of its funded debt an amount equal to the greater of the net proceeds of the sale of the property leased in the transaction or the fair value of the leased property at the time the transaction was entered into, in each case net of the principal amount of all Debt Securities delivered for retirement and cancellation under the Indenture and the principal amount of other funded debt voluntarily retired by the Company during such 90-day period (Section 1206).

     Exempted Transactions. Notwithstanding the foregoing, the Company and any one or more Subsidiaries may, without securing the Debt Securities, issue, assume, or guarantee debt secured by Mortgages and enter into Sale and Leaseback Transactions that would otherwise be subject to the foregoing restrictions in an aggregate principal amount which, together with (i) all other such debt of the Company and its Subsidiaries secured by Mortgages that would otherwise be subject to the restrictions on the creation of Mortgages described under "Limitations on Mortgages" above (not including Mortgages permitted to be created under "Limitations on Mortgages" above) and (ii) the aggregate Attributable Debt (as defined below) in respect of Sale and Leaseback Transactions (not including those permitted as described under "Limitations on Sale and Leaseback Transactions" above), does not exceed, at the time of incurrence thereof, 10% of Consolidated Net Tangible Assets (as defined below) of the Company and its consolidated Subsidiaries
(Section 1207).

     Certain Definitions.  The term "Consolidated Net Tangible
Assets" at any date means the total assets shown on a consolidated balance sheet of the Company and its Subsidiaries, prepared in accordance with generally accepted accounting principles, less
(i) all current liabilities (other than current maturities of long-term debt and notes payable), and (ii) goodwill and other intangible assets included on such balance sheet.

     The term "Attributable Debt" means (a) for any capitalized lease obligations, the debt carried on the balance sheet in accordance with generally accepted accounting principles, and (b) for any operating leases, the total net amount of rent required to be paid under such leases during the remaining term thereof discounted at the rate of 1% per annum plus the weighted average yield to maturity of all Debt Securities issued and outstanding under the Indenture, compounded semi-annually.

     The term "Subsidiary" means, with respect to any Person, (i) a corporation of which at least a majority of the outstanding stock having ordinary voting rights is owned or controlled directly or indirectly by that Person or (ii) any other Person in which the Person has directly or indirectly a greater than 50% equity interest. Notwithstanding the foregoing, neither the Natural Gas
Partnership nor any Subsidiary thereof that may otherwise be deemed a "Subsidiary" pursuant to the provisions of the foregoing sentence shall be deemed a "Subsidiary" for any purposes of the Indenture for any period prior to the date of the First Supplemental
Indenture to the Indenture.

     Consolidation, Merger, Conveyance of Assets. The Indenture provides that the Company may not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless (i) the Person formed by the consolidation or into which the Company is merged or the Person that acquires such assets is a corporation organized under the laws of the United States or any State thereof and such corporation expressly assumes the Company's obligations under the Indenture and the Debt Securities issued thereunder,
(ii) immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing and (iii) certain other conditions are met (Section 1001).

Events of Default

     The following are "Events of Default" under the Indenture with respect to Debt Securities of any series: (i) failure to pay principal of or any premium on any Debt Security of that series when due and payable; (ii) failure to pay any interest on any Debt Security of that series when due and payable, and the continuation of the default for 30 days; (iii) failure to deposit any sinking fund payment or analogous obligation in respect of any Debt
Security of that series when due; (iv) failure to perform any other covenant, or breach of any warranty, of the Company in the Indenture (other than a covenant or warranty included in the Indenture solely for the benefit of a series of Debt Securities other than such series), continued for 60 days after written notice is given or received as provided in the Indenture; (v) certain events of bankruptcy, insolvency, or reorganization; (vi) failure to pay at final maturity or upon the declaration of acceleration of payment of indebtedness for borrowed money of the Company or any Subsidiary in excess of $10 million (whether the indebtedness now exists or is hereafter created) as a result of the occurrence of one or more events of default as defined in any mortgages, indentures, or instruments under which such indebtedness may have been issued or by which the indebtedness may have been secured, and the failure to pay is not cured or the acceleration is not rescinded, annulled, or cured, in any case prior to the expiration of 30 days after the date the failure to pay or acceleration occurred; and (vii) any other Event of Default provided with respect to Debt Securities of that series (Section 501). If any Event of Default (except an Event of Default described in clause
(v) above) with respect to Debt Securities of any series at any time outstanding occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are discounted Debt Securities, such portion of the principal amount as may be specified in the terms of that series) of all the Debt
Securities of that series to be due and payable immediately. If an Event of Default with respect to Debt Securities of any series at any time outstanding described in clause (v) above occurs and is continuing, then the principal amount of all the Debt Securities of such series will be immediately due and payable without any act on the part of the Trustee or any holder. At any time after a declaration or occurrence of acceleration with respect to Debt
Securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in aggregate principal amount of outstanding Debt
Securities of that series may, under certain circumstances, rescind and annul the acceleration (Section 502).

     The Indenture provides that, subject to the duty of the Trustee during the continuance of an Event of Default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders unless the holders have offered to the Trustee reasonable indemnity (Section 603). Subject to such provisions for the indemnification of the Trustee, the holders of a majority in aggregate principal amount of the outstanding Debt Securities of any series will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series (Section 512). The Company is required to furnish the Trustee annually with a statement of the performance by the Company of certain of its obligations under the Indenture and of any default in such performance (Section 1208).

Modification and Waiver

     The Indenture provides that the Company and the Trustee may enter into supplemental indentures (which conform to the provisions of the Trust Indenture Act of 1939) without the consent of the holders in order to, among other things: (i) secure any Debt
Securities; (ii) evidence the assumption by a successor Person of the obligations of the Company; (iii) add further covenants for the protection of the holders or additional events of default; (iv) cure any ambiguity or correct any inconsistency in the Indenture, so long as such action will not adversely affect the interests of the holders; (v) establish the form or terms of Debt Securities of any series; and (vi) evidence the acceptance of appointment by a successor trustee (Section 1101).

     Modifications of and amendments to the Indenture may also be made by the Company and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities of each series affected by the modification or amendment; provided that no such modification or amendment may, without the consent of the holder of each outstanding Debt Security affected thereby, (i) change the stated maturity of the principal of or any installment of interest on any Debt Security, (ii) reduce the principal amount of, or any premium or interest on, any Debt Security, (iii) reduce the amount of principal of discounted Debt Securities payable upon acceleration of the stated maturity thereof, (iv) change the currency of payment for any Debt Security, (v) impair the right to institute suit for the enforcement of any payment with respect to any Debt Security, or (vi) reduce the percentage in principal amount of outstanding
Debt Securities of any series, the consent of whose holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults (Section 1102).

     The holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series, on behalf of all holders of Debt Securities of that series, may waive any past default under the Indenture with respect to Debt Securities of that series, except a default in the payment of principal, premium or interest, or in the payment of any sinking fund installment, or a covenant or provision that cannot be modified or amended without the consent of the holders of each outstanding Debt Security affected thereby (Section 513).

Defeasance

     The Indenture provides that the Company, at its option, (i) will be discharged from any and all obligations in respect of any series of Debt Securities except for certain obligations to register the transfer or exchange of the Debt Securities; replace stolen, lost, or mutilated Debt Securities; maintain paying agencies; and hold money for payment in trust, or (ii) will not be subject to provisions of the Indenture concerning limitations upon Mortgages, Sale and Leaseback Transactions and consolidation, merger, and sale of assets, or (iii) may obtain the benefits described in both clauses (i) and (ii), in each case if the Company deposits with the Trustee, in trust, money, or U.S. Government Obligations (as defined in the Indenture) that through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all principal, premium and interest on the Debt Securities of such series on the dates the payments are due in accordance with the terms of the Debt Securities. To exercise this option, the Company is required, among other things, to deliver to the Trustee an opinion of counsel to the effect that (a) the deposit and related defeasance would not cause the holders of that series of Debt Securities to recognize income, gain, or loss for United States federal income tax purposes and (b) with respect to any such series of Debt Securities then listed on any national securities exchange, if any, the Debt Securities would not be delisted from such exchange as a result of the exercise of such option (Article
Four).

Notices

     Notices to holders will be given by mail to the addresses of such holders as they appear in the Security Register (Sections
105 and 703).

Governing Law

     The Indenture and the Debt Securities will be governed by and construed in accordance with the laws of the State of New York (Section 111).

Concerning the Trustee

     Bankers Trust Company is Trustee under the Indenture.
Bankers Trust Company is a party to and serves as agent under bank loan agreements with the Company and certain of its Subsidiaries.
Bankers Trust Company also serves as one of the depositaries of funds of, and has other financial relationships with, the Company and its Subsidiaries.

                           PLAN OF DISTRIBUTION

     The Company may sell the Debt Securities in the following ways: (i) through agents, (ii) through underwriters, (iii) through dealers and (iv) directly to purchasers. Sales of Debt
Securities may be made in or outside the United States. Any sales of Debt Securities outside the United States will comply with all applicable laws of the jurisdiction in which any sale of Debt
Securities is made.

     The Prospectus Supplement with respect to the Debt
Securities will set forth the terms of the offering of the Debt Securities, including the name or names of any underwriters, dealers, or agents, the purchase price of the Debt Securities and the proceeds to the Company from such sale, any delayed delivery arrangements, any underwriting discounts and other items constituting underwriters' compensation, the initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchanges on which the Debt Securities may be listed. No assurances can be given that there will be a market for the Debt Securities or, if a market is created, that it will continue.

     If underwriters are used in the sale, the Debt Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Debt
Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of Debt Securities will be named in the Prospectus Supplement relating to such offering, and if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of the Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters or agents to purchase the Debt Securities will be subject to conditions precedent and the underwriters will be obligated to purchase all the Debt Securities if any are purchased. The initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If dealers are used in the sale of Debt Securities with respect to which this Prospectus is delivered, the Company will sell the Debt Securities to the dealers as principals. The dealers may then resell the Debt Securities to the public at varying prices to be determined by the dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the Prospectus Supplement.

     The Debt Securities may be sold directly by the Company or through agents designated by the Company from time to time at fixed prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the Debt Securities with respect to which this Prospectus is delivered will be named, and any commissions payable by the Company to the agent will be set forth, in the Prospectus Supplement relating thereto. Any such agent will act on a best efforts basis for the period of its appointment.

     In connection with the sale of the Debt Securities, underwriters or agents may receive compensation from the Company or from purchasers of Debt Securities for whom they may act as agents in the form of discounts, concessions, or commissions.
Underwriters, agents, and dealers participating in the distribution of the Debt Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of the Debt Securities by them may be deemed to be underwriting discounts or commissions under the Securities
Act.

     Debt Securities may be sold directly by the Company to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any sales to institutional investors will be described in the Prospectus Supplement relating thereto.

     If so indicated in the Prospectus Supplement, the Company will authorize agents, underwriters, or dealers to solicit offers from certain types of institutions to purchase Debt Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of the contracts.

     Agents, dealers, and underwriters may be entitled under agreements with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that such agents, dealers, or underwriters may be required to make with respect thereto. Agents, dealers, and underwriters may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

                              LEGAL OPINIONS

     The validity of the Debt Securities will be passed upon for the Company by Stan L. McLelland, Esq., Executive Vice President and General Counsel of the Company. Mr. McLelland is an employee of the Company and at January 31, 1994, beneficially owned approximately 99,000 shares of the Company's Common Stock
(including shares held under employee benefit plans) and held options under employee stock option plans of the Company to purchase an additional 48,190 shares of the Company's Common
Stock. None of such shares or options were granted in connection with the offering of the Debt Securities. Fulbright & Jaworski L.L.P., Dallas, Texas, may render an opinion to the Company regarding certain tax matters in connection with the issuance of the Debt Securities. Certain legal matters in connection with the Debt Securities may be passed upon for underwriters, dealers or agents by Baker & Botts, L.L.P., Houston, Texas.


                                  EXPERTS

     The audited consolidated financial statements and schedules of the Company contained in the Form 10-K incorporated by reference herein have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     The reports of independent auditors relating to the audited consolidated financial statements and schedules of the Company in any documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering will, to the extent covered by consents thereto filed with the Commission, be incorporated by reference in reliance upon the authority of such independent auditors as experts in accounting and auditing.

                                  PART II
                  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth all expenses payable by the Company in connection with the issuance and distribution of the securities being registered. All the amounts shown are estimates, except the registration fee.


     SEC Registration Fee . . . . . . . . . . .$   86,207
     Printing and Engraving Expenses. . . . . .    10,000
     Legal Fees and Expenses. . . . . . . . . .    35,000
     Accounting Fees and Expenses . . . . . . .    75,000
     Fees and Expenses of Trustee and Counsel .    15,000
     Blue Sky Fees and Expenses . . . . . . . .     9,000
     Rating Agency Fees . . . . . . . . . . . .   100,000
       Total. . . . . . . . . . . . . . . . . .$  330,207

Item 15.  Indemnification of Directors and Officers.

     The Company's Restated Certificate of Incorporation (the
"Restated Certificate of Incorporation") contains a provision that eliminates the personal liability of a director to the Company and its stockholders for monetary damages for breach of the director's fiduciary duty to the extent currently allowed under the Delaware General Corporation Law. Except as provided below, if a director is found to have breached his or her fiduciary duty as a director, neither the Company nor its stockholders could recover monetary damages from the director, and the only course of action available to the Company's stockholders would be equitable remedies, including an action to enjoin or rescind a transaction involving a breach of fiduciary duty. To the extent certain claims against directors are limited to equitable remedies, the provision in the Company's Restated Certificate of Incorporation may reduce the likelihood of derivative litigation and may discourage stockholders or management from initiating litigation against directors for breach of their fiduciary duty. Additionally, equitable remedies may not be effective in many situations. If a stockholder's only remedy is to enjoin the completion of the Board of Directors' action, this remedy would be ineffective if the stockholder does not become aware of a transaction or event until after it has been completed. In these situations, it is possible that the stockholders and the Company would have no effective remedy against the directors. Under the Company's Restated Certificate of Incorporation, liability for monetary damages remains for (i) any breach of the duty of loyalty to the Company or its stockholders,
(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of an improper dividend or improper repurchase or redemption of the Company's stock under Section 174 of the Delaware General
Corporation Law, or (iv) any transaction from which the director derived an improper personal benefit.

     Under Article V of the Restated Certificate of
Incorporation, Article VII of the Company's Bylaws and an indemnification agreement with the Company's officers and directors (the
"Indemnification Agreement"), each person who is or was a director or officer of the Company or a subsidiary of the Company, or who serves or served any other enterprise or organization at the request of the Company or a subsidiary of the Company, shall be indemnified by the Company to the full extent permitted by the Delaware General Corporation Law.

     Under the Delaware law, to the extent that a person is successful on the merits or otherwise in defense of a suit or proceeding brought against that person by reason of the fact that he or she is or was a director or officer of the Company, or serves or served any other enterprise or organization at the request of the Company, then that person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred in connection with such action.

     Under the Delaware law, the Company generally has the power to indemnify its present and former directors, officers, employees and agents against expenses and liabilities incurred by them in connection with any suit to which they are or are threatened to be made a party by reason of their office so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of the Company, however, indemnification is generally limited to attorneys' fees and other expenses, and indemnification is not available if the person is adjudged to be liable to the Company unless the court determines that indemnification is appropriate.

     The Indemnification Agreement gives directors and officers specific contractual assurance that indemnification and advancement of expenses will be available to them regardless of any amendments to or revocation of the indemnification provisions of the Company's Bylaws. The Indemnification Agreement provides for indemnification of directors and officers against both stockholder derivative claims and third-party claims. Sections 145(a) and 145(b) of the Delaware General Corporation Law, which grant corporations the power to indemnify directors and officers, specifically authorize lesser indemnification in connection with derivative claims than in connection with third-party claims. The distinction is that
Section 145(a), concerning third-party claims, authorizes expenses and judgments and amounts paid in settlement (as is provided in the Indemnification Agreement), while Section 145(b), concerning derivative suits, generally authorizes only indemnification of expenses. However, Section 145(f) expressly provides that the indemnification and advancement of expenses provided by or granted pursuant to the subsections of Section 145 shall not be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any agreement. No
Delaware case directly answers the question whether Delaware's public policy would support this aspect of the Indemnification
Agreement under the authority of Section 145(f), or would cause its invalidation because it does not conform to the distinctions contained in Sections 145(a) and 145(b). However, Delaware courts have determined that a corporation can obligate itself, with explicit contractual wording, to provide advancement of expenses not otherwise required by statute, and that the public policy of Delaware does not prevent a corporation from making such advances mandatory.

     Delaware corporations also are authorized to obtain insurance to protect officers and directors from certain liabilities, including liabilities against which the corporation cannot indemnify its directors and officers. The Company currently has in effect a directors' and officers' liability insurance policy.

Item 16.  Exhibits.

   1.1  Form of Agency Agreement (to be filed).
   4.1  Form of Indenture between Valero Energy Corporation and
        Bankers Trust Company -- incorporated by reference from Exhibit
        4.1 to the Valero Energy Corporation Registration Statement on Form S-3 (Commission File No. 33-45457, filed February 4, 1992).
*  4.2  Form of First Supplemental Indenture dated November ___,
        1994, between Valero Energy Corporation and Bankers Trust
        Company.
*  5.1  Opinion of Stan L. McLelland, Esq. with respect to
        legality of securities.
* 12.1  Computation of ratio of earnings to fixed charges.
* 23.1  Consent of Arthur Andersen LLP
* 23.2  Consent of Stan L. McLelland (contained in Exhibit 5.1).
* 24.1  Powers of Attorney (contained on page II-5 of this
        Registration Statement).
* 25.1  Form T-1 Statement of Eligibility and Qualification Under
        the Trust Indenture Act of 1939 of a Corporation Designated
        to Act as Trustee.
____________________
*Filed herewith.

Item 17.  Undertakings.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section
10(a)(3) of the Securities Act of 1933, as amended (the
"Securities Act"); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement
(or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and
(a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on November 14, 1994.

                                  VALERO ENERGY CORPORATION
                                        (Registrant)


                                  By:   /s/ WILLIAM E. GREEHEY
                                        (William E. Greehey)
                                        Chairman of the Board and
                                        Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints William
E. Greehey, Stan L. McLelland and Rand C. Schmidt, or any of them, each with power to act without the other, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all subsequent pre- and post-effective amendments and supplements to this registration statement, and to file the same, or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange
Commission, granting unto said attorney-in-fact and agent full power to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes and he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


/s/ WILLIAM E. GREEHEY     Chairman of the Board and Chief        November 14, 1994
William E. Greehey         Executive Officer
                           (Principal Executive Officer),
                           Valero Energy Corporation


/s/ DON M. HEEP            Senior Vice President and              November 14, 1994
Don M. Heep                Chief Financial Officer
                           (Principal Financial and Accounting
                           Officer),
                           Valero Energy Corporation


/s/ EDWARD C. BENNINGER    Director, Valero Energy Corporation    November 14, 1994
Edward C. Benninger



/s/ ROBERT G. DETTMER      Director, Valero Energy Corporation    November 14, 1994
Robert G. Dettmer



/s/ A. RAY DUDLEY          Director, Valero Energy Corporation    November 14, 1994
A. Ray Dudley



/s/ RUBEN M. ESCOBEDO      Director, Valero Energy Corporation    November 14, 1994
Ruben M. Escobedo



/s/ JAMES L. JOHNSON       Director, Valero Energy Corporation    November 14, 1994
James L. Johnson



/s/ LOWELL H. LEBERMANN    Director, Valero Energy Corporation    November 14, 1994
Lowell H. Lebermann



/s/ SUSAN KAUFMAN PURCELL  Director, Valero Energy Corporation    November 14, 1994
Susan Kaufman Purcell
